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                                 July 26, 1994

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  DIRECT DIAL NUMBER:
    (808) 523-2500

Bancorp Hawaii, Inc.
130 Merchant Street
Honolulu, Hawaii 96813

Gentlemen:

    Bancorp Hawaii, Inc. (the "Company") has filed a Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") covering shares of common stock of the Company to be purchased by employees pursuant to the Bancorp Hawaii, Inc. Stock Option Plan of 1994.

    We have examined a copy of said Registration Statement. We have also examined the Restated Articles of Incorporation of the Company and such corporate records of the Company and other documents as we deem pertinent as a basis for the opinions hereinafter expressed.

    Based on the foregoing, we are of the opinion that:

        1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Hawaii.

        2. Shares of common stock of the Company when issued and sold by it pursuant to and in accordance with the Bancorp Hawaii, Inc. Stock Option Plan of 1994 will be legally issued, fully paid, and non-assessable.

    We hereby consent to the filing of this opinion as an Exhibit to said Registration Statement.

                                          Very truly yours,

                                          CARLSMITH BALL WICHMAN MURRAY
                                           CASE & ICHIKI

                                          By /s/_J. THOMAS VAN WINKLE___________
                                             Its Partner

                                  EXHIBIT (5)